Exhibit (d)

June 3, 2011

Citibank, N.A. -- ADR Department
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), 400,000,000 American Depositary Shares (the “ADSs”) to be issued under the Second Amended and Restated Deposit Agreement, dated as of August 10, 1999, by and among Citibank, N.A., as Depositary (the “Depositary”), CEMEX, S.A.B. de C.V., a company organized under the laws of the United Mexican States (the “Company”), and the Holders and Beneficial Owners of ADSs issued thereunder, as amended by Amendment No. 1 to Second Amended and Restated Deposit Agreement, dated as July 1, 2005, and supplemented by Letter Agreements, dated October 12, 12, 2007, March 30, 2010, and March 15, 2011 (as so amended and supplemented, the “Deposit Agreement”).  A copy of the form of ADR and copies of the Letter Agreements, dated March 30, 2010 and March 15, 2011 are being filed as exhibits to the Registration Statement.  Each ADS will represent, subject to the terms and conditions of the Deposit Agreement and, if applicable, the American Depositary Receipt (“ADR”) evidencing such ADS, the right to receive ten (10) CPOs, each CPO representing economic interests in two (2) Series A Shares and one (1) Series B Share in each case held in the CPO Trust of the Company (the “Shares”).

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice).  Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

Citibank, N.A. -- ADR Department
June 3, 2011

Assuming that, at the time of their issuance, the Registration Statement will be effective and the Shares and the CPOs will have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Registration Statement, will be legally issued and will entitle the Holders of such ADSs to the rights specified in the Deposit Agreement and, if applicable, the ADR(s) representing the ADSs.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States.  Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.

Very truly yours, PATTERSON BELKNAP WEBB & TYLER LLP

By:	/s/ Herman H. Raspé
A Member of the Firm